EXHIBIT 11.1

                         HENRY SCHEIN, INC. AND SUBSIDIARIES
                     COMPUTATION OF PRO FORMA EARNINGS PER SHARE



                                            Year Ended      Three Months Ended
                                            -----------    ---------------------
                                             December       April       March
                                             30, 1995      1, 1995     30, 1996
                                            ----------     -------     ---------
      Pro forma net income per
      consolidated statements of             $9,407         $936        $2484
        operations (in thousands) . . .  ============= =========== =============
      Pro forma weighted average common
      shares
        outstanding:

        Shares outstanding at December   11,390,544   11,390,544   11,390,544
        25, 1993  . . . . . . . . . . .
        1994 issuances:

         Shares issued, in part, to
         extinguish liability
           under long-term executive        489,456      489,456      489,456
           incentive compensation plan
                                            128,257      128,257      128,257
         Shares issued to ESOP trust
         in 1994  . . . . . . . . . . .     237,897      237,897      221,397
         Stock options granted at an         65,871         ---       408,400
         exercise price of
           $4.21 per share1   . . . . .
         IPO Options (Class B)  . . . .

        1995 Issuances:
         Shares issued as of September
         1, 1995 in                         418,984         ---     1,260,416
           connection with an               811,044         ---     5,090,000
           acquisition  . . . . . . . .   ----------  ----------   ----------
         IPO Shares   . . . . . . . . .

                                         13,542,053   12,246,154   18,988,470
         Less:  Treasury stock  . . . .      (8,235)        ---       (51,679)
                                         ----------   ---------    ----------
                                         13,533,818   12,246,154   18,938,791

      Less assumed repurchase of shares
        under treasury stock method
        based on an average price of
        $27.96 per share2:
         Stock options -- 221,397
         shares
                       x $4.21              (42,313)3    (62,597)4    (33,336)5
                       -------
                       $932,081/$27.96
         IPO options --- 408,400
         shares
                    x $16.00                (44,527)3       ---      (233,705)5
                    --------             ------------ -----------  -----------
                  $8,534,400/$27.96   .

      Weighted average common shares     13,446,978   12,183,557   18,669,750
      outstanding                        ============ ============ ============

      Pro forma net income per common           $0.70        $0.08        $0.13
      share                              ============ ============ ============







     --------------------
     1 Considered cheap stock and treated as outstanding since January 1, 1995.
     2 The treasury stock method was not used for the shares issued to settle the long-term incentive plan liability and the compensatory portion of the stock options granted because the related special compensation shares have been excluded from net income and, therefore, were not assumed to be proceeds.
     3 Computed using the average closing value per share of $23.67 for 237,897 Stock options and 413,400 IPO options.
     4 Computed using the IPO value per share of $16.00 for 237,897 Stock options.
     5 Computed using the average closing value per share for the three months ended March 30, 1996.